As filed with the Securities and Exchange Commission on February 5, 2010

Registration No. 333-155129

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

World Heart Corporation

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Delaware	52-2247240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4750 Wiley Post Way, Suite 120

Salt Lake City, UT 84116

Tel:  (801) 355-6255

Fax:  (801) 355-7622

(Address and telephone number of Registrant’s principal executive offices)

J. Alex Martin
President and Chief Executive Officer

World Heart Corporation

4750 Wiley Post Way, Suite 120

Salt Lake City, UT 84116

(801) 355-6255

(Name, address and telephone number of agent for service)

Copies of communications to:

Mark Weeks

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306-2155

Tel: (650) 843-5000
Fax: (650) 849-7400

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-155129) filed with the Securities and Exchange Commission on November 6, 2008 (the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the change in the jurisdiction of incorporation of World Heart Corporation (the “Company”) from the federal jurisdiction of Canada to the State of Delaware (the “Domestication”) on January 1, 2010. In accordance with Rule 414(d) under the Securities Act, World Heart Corporation, a Delaware corporation, as the successor issuer to World Heart Corporation, a corporation under the federal jurisdiction of Canada, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The rights of holders of the Company’s common stock are now governed by its Delaware certificate of incorporation, its Delaware bylaws and the Delaware General Corporation Law, each of which is described in the Company’s proxy statement filed with the Securities and Exchange Commission on August 18, 2009.  The Domestication did not result in any change to the Company’s name, ticker symbol, CUSIP number, business, management, executive officers, assets, liabilities or net worth.

The registration fees were paid at the time of filing of the Registration Statement.  Because no additional securities are being registered, no further registration fee is required.

2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15.  Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth in that section. Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act.

The registrant’s certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•              any breach of the director’s duty of loyalty to the registrant or its stockholders;

•              any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•              any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends; or

•              any transaction from which the director derived an improper personal benefit.

These provisions do not limit or eliminate the registrant’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the DGCL, the registrant’s bylaws require the registrant to indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law. The registrant may modify the extent of such indemnification by individual contracts with the registrant’s directors and executive officers. Further, the registrant may decline to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person, unless such indemnification is expressly required to be made by law, the proceeding was authorized by the registrant’s board of directors, such indemnification is provided by the registrant, in its sole discretion, pursuant to the powers vested in the registrant under the DGCL or any other applicable law, or otherwise required under the registrant’s bylaws.

The registrant is in the process of entering into indemnification agreements with each of its directors and officers, whereby it will agree to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the registrant.  At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or employees for which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification by the registrant.

The registrant has the power to indemnify its other employees and other agents, as permitted by the DGCL, but the registrant is not required to do so.

The registrant maintains directors’ and officers’ liability insurance. The policy insures the registrant’s directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to any offerings pursuant to this registration statement.

Item 16.  Exhibits.

Exhibit Number	Description of Documents

4.1	Certificate of Incorporation of the Corporation

4.2	Bylaws of the Corporation

4.3	Form of Stock Certificate

4.4	Registration Rights Agreement between World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of July 31, 2008 (1)

4.5	Recapitalization Agreement between World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of June 20, 2008 (2)

Exhibit Number	Description of Documents

4.6	Amendment and Waiver to Registration Rights Agreement between World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of November 3, 2008 (3)

4.7	Amendment No. 1 to the Recapitalization Agreement among World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of July 31, 2008 (4)

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Burr Pilger Mayer, Inc.

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

24.1	Power of Attorney

(1) Incorporated by reference to Exhibit 99.3 to the Registrant’s Form 8-K filed on August 6, 2008 (Commission File No. 000-28882).

(2) Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on June 25, 2008 (Commission File No. 000-28882).

(3) Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed on November 6, 2008 (Commission File No. 333-155129)

(4) Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on August 6, 2008 (Commission File No. 000-28882).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 5th day of February, 2010.

WORLD HEART CORPORATION

By:	/s/ J. Alex Martin
Name: J. Alex Martin
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title

By:	/s/ J. Alex Martin	President, Chief Executive Officer and Director
Name: J. Alex Martin		(Principal Executive Officer)
Date: February 5, 2010

By:	/s/ Morgan R. Brown	Chief Financial Officer
Name: Morgan R. Brown		(Principal Financial Officer and Principal Accounting Officer)
Date: February 5, 2010

By:	/s/ Michael S. Estes*	Chairman of the Board of Directors
Name: Michael S. Estes
Date: February 5, 2010

By:	/s/ Jeani Delagardelle*	Director
Name: Jeani Delagardelle
Date: February 5, 2010

By:	/s/ William C. Garriock*	Director
Name: William C. Garriock
Date: February 5, 2010

By:	/s/ Anders D. Hove*	Director
Name: Anders D. Hove
Date: February 5, 2010

By:	/s/ Austin W. Marxe*	Director
Name: Austin W. Marxe
Date: February 5, 2010

* By:	/s/ J. Alex Martin
J. Alex Martin,
as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents

4.1	Certificate of Incorporation of the Corporation

4.2	Bylaws of the Corporation

4.3	Form of Stock Certificate

4.4	Registration Rights Agreement between World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of July 31, 2008 (1)

4.5	Recapitalization Agreement between World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of June 20, 2008 (2)

4.6	Amendment and Waiver to Registration Rights Agreement between World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of November 3, 2008 (3)

4.7	Amendment No. 1 to the Recapitalization Agreement among World Heart Corporation, its wholly-owned subsidiary World Heart Inc. and certain investors named therein dated as of July 31, 2008 (4)

5.1	Opinion of Cooley Godward Kronish LLP

23.1	Consent of Burr Pilger Mayer, Inc.

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1)

24.1	Power of Attorney

(1) Incorporated by reference to Exhibit 99.3 to the Registrant’s Form 8-K filed on August 6, 2008 (Commission File No. 000-28882).

(2) Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on June 25, 2008 (Commission File No. 000-28882).

(3) Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed on November 6, 2008 (Commission File No. 333-155129)

(4) Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 8-K filed on August 6, 2008 (Commission File No. 000-28882).